Exhibit 99.1

Trinity Capital Inc. Expands its Credit Facility with KeyBank

Credit facility can accordion to $690 million

Maturity Date Extended to July 2029

PHOENIX, August 5, 2024 /PRNewswire/ -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity Capital,” “Trinity” or the “Company”), a leading provider of diversified financial solutions to growth-stage companies, today announced that it has amended its credit facility led by KeyBank N.A. ("KeyBank"). The amendment expands the original credit facility from $350 million to $440 million in commitments and includes an accordion feature, pursuant to which the Company may increase the size of the credit facility to an aggregate principal amount of $690 million. The expansion increases the diversified group of lenders to 11 banks.

The amendment extends the maturity date of the facility to July 27, 2029 and broadens Trinity’s borrowing capacity by providing a variable advance rate of up to 62% on eligible first-lien loans (including equipment finance loans) and up to 42% on eligible second-lien loans.

“The expansion of our credit facility will further support the growth of our business and allow us to take advantage of our current and future market opportunities,” said Kyle Brown, Chief Executive Officer of Trinity Capital. “We are very pleased that we were able to continue to diversify our lender group and significantly expand the commitments under our credit facility. We welcome the new partners and thank our existing banks for their continued confidence in the Trinity platform.”

“Proceeds from of our recent 5-year 7.875% investment grade notes totaling $115.0 million, including the fully executed overallotment, combined with our access to capital through our accretive ATM program, and now our expanded credit facility with KeyBank, enhances our liquidity position and strengthens our balance sheet, allowing us to further execute on our business strategy and pursue the growth of our investment portfolio,” said Michael Testa, Chief Financial Officer of Trinity Capital.

About Trinity Capital Inc.

Trinity (Nasdaq: TRIN), an internally managed business development company, is a leading provider of diversified financial solutions to growth-stage companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments, including term loans, equipment financings and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit the Company's website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact

Ben Malcolmson

Head of Investor Relations

Trinity Capital Inc.

ir@trincapinvestment.com